Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-237052

March 17, 2020

Pricing Term Sheet

Exxon Mobil Corporation

$1,500,000,000 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”)

$1,000,000,000 3.294% Notes due 2027 (the “2027 Fixed Rate Notes”)

$2,000,000,000 3.482% Notes due 2030 (the “2030 Fixed Rate Notes”)

$1,250,000,000 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”)

$2,750,000,000 4.327% Notes due 2050 (the “2050 Fixed Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured fixed rate notes

Principal Amount:	$1,500,000,000 of 2025 Fixed Rate Notes $1,000,000,000 of 2027 Fixed Rate Notes $2,000,000,000 of 2030 Fixed Rate Notes $1,250,000,000 of 2040 Fixed Rate Notes $2,750,000,000 of 2050 Fixed Rate Notes

Maturity Date:

March 19, 2025 for the 2025 Fixed Rate Notes

March 19, 2027 for the 2027 Fixed Rate Notes

March 19, 2030 for the 2030 Fixed Rate Notes

March 19, 2040 for the 2040 Fixed Rate Notes

March 19, 2050 for the 2050 Fixed Rate Notes

Coupon (Interest Rate):

2.992% per annum for the 2025 Fixed Rate Notes

3.294% per annum for the 2027 Fixed Rate Notes

3.482% per annum for the 2030 Fixed Rate Notes

4.227% per annum for the 2040 Fixed Rate Notes

4.327% per annum for the 2050 Fixed Rate Notes

Interest Payment Dates:	Semi-annually each March 19 and September 19, commencing September 19, 2020, for the 2025 Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040 Fixed Rate Notes and the 2050 Fixed Rate Notes

Price to Public:	100.000% for the 2025 Fixed Rate Notes 100.000% for the 2027 Fixed Rate Notes 100.000% for the 2030 Fixed Rate Notes 100.000% for the 2040 Fixed Rate Notes 100.000% for the 2050 Fixed Rate Notes

Benchmark Treasury:

1.125% due February 28, 2025 for the 2025 Fixed Rate Notes

1.125% due February 28, 2027 for the 2027 Fixed Rate Notes

1.500% due February 15, 2030 for the 2030 Fixed Rate Notes

2.375% due November 15, 2049 for the 2040 Fixed Rate Notes

2.375% due November 15, 2049 for the 2050 Fixed Rate Notes

Benchmark Treasury Yield:	0.742% for the 2025 Fixed Rate Notes 0.994% for the 2027 Fixed Rate Notes 1.082% for the 2030 Fixed Rate Notes 1.727% for the 2040 Fixed Rate Notes 1.727% for the 2050 Fixed Rate Notes

Spread to Benchmark Treasury:

+225 basis points for the 2025 Fixed Rate Notes

+230 basis points for the 2027 Fixed Rate Notes

+240 basis points for the 2030 Fixed Rate Notes

+250 basis points for the 2040 Fixed Rate Notes

+260 basis points for the 2050 Fixed Rate Notes

Yield to Maturity:	2.992% for the 2025 Fixed Rate Notes 3.294% for the 2027 Fixed Rate Notes 3.482% for the 2030 Fixed Rate Notes 4.227% for the 2040 Fixed Rate Notes 4.327% for the 2050 Fixed Rate Notes

Make-Whole Call:	All or a portion of the Fixed Rate Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the Fixed Rate Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the Fixed Rate Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2025 Fixed Rate Notes, (ii) at any time prior to January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2027 Fixed Rate Notes, (iii) at any time prior to December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2030 Fixed Rate Notes, (iv) at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2040 Fixed Rate Notes, and (v) at any time prior to September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2050 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:	At any time on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2025 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes), the Company may redeem the 2027 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2027 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes), the Company may redeem the 2030 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2030 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes), the Company may redeem the 2040 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2040 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes), the Company may redeem the 2050 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2050 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

Trade Date:	March 17, 2020

Settlement Date:	March 19, 2020 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:

30231G BH4/US30231GBH48 for the 2025 Fixed Rate Notes

30231G BJ0/US30231GBJ04 for the 2027 Fixed Rate Notes

30231G BK7/US30231GBK76 for the 2030 Fixed Rate Notes

30231G BF8/US30231GBF81 for the 2040 Fixed Rate Notes

30231G BG6/US30231GBG64 for the 2050 Fixed Rate Notes

Anticipated Ratings:	Aaa (Moody’s Investors Service, Inc.) AA (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA LLC

SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC
Co-Managers:

Banca IMI S.p.A

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

The Standard Bank of South Africa Limited

Siebert Williams Shank & Co., LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

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